United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 27, 2007

ACCEPTANCE INSURANCE COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7461
(State of Formation)	(Commission File Number)

31-0742926

(IRS Employer Identification Number)

300 West Broadway Council Bluffs, Iowa	51503
(Address of principal executive offices)	(Zip Code)

(712) 329-3600

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 8.01.	Other Events

As previously disclosed, Acceptance Insurance Companies Inc. (the “Company”) filed a voluntary petition under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nebraska (the “Court”) (Chapter 11, Case No. 05-80059). On July 27, 2007, the Official Committee of Unsecured Creditors (the “Committee”) of the Company submitted an application to the Court for an order (i) approving the employment and retention of StoneRidge Advisors, L.L.C. (“StoneRidge”) as financial advisor to the Committee pursuant to the terms and conditions contained in an engagement letter between the Committee and StoneRidge that was filed with the application and (ii) approving the terms of StoneRidge’s employment, including the proposed fee structure and the indemnification and contribution provisions in the engagement letter. The application states that the Committee has selected StoneRidge as its advisor based upon, other things, the Committee’s need to retain an investment banking firm to advise it with respect to a proposed plan or reorganization by the Debtor, which will include a transaction involving the Company’s wholly owned subsidiary, Acceptance Insurance Company (“AIC”). The application and the engagement letter set forth the financial advisory and investment banking services that StoneRidge will provide to the Committee in the course of a transaction by the Company involving AIC, including assisting in the preparation of a confidential information memorandum to be distributed by StoneRidge to prospective purchasers, identifying and screening prospective purchasers and assisting in the evaluation of each proposal made by prospective purchasers. The Court issued an order approving the application on July 27, 2007, with certain limitations on the indemnification and contribution provisions of the engagement letter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCEPTANCE INSURANCE COMPANIES INC.

	By	/s/ John E. Martin
John E. Martin, President and Chief Executive Officer

July 31, 2007

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